Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)

NMI Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)
Class A Common Stock, par value $0.01 per share	2,250,000 (3)	$18.05	$40,612,500	$3,764.78

(1)	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low prices for NMI Holdings, Inc.’s common stock on The NASDAQ Global Select Market on May 9, 2022, which date is within five business days prior to filing this registration statement.
(2)	Amount of the registration fee was calculated pursuant to Section 6(b) of the Securities Act, and was determined by multiplying the aggregate offering price by .0000927.
(3)	Represents additional shares of common stock issuable under the Amended and Restated 2014 Omnibus Incentive Plan, as amended. In addition to such shares, pursuant to Rule 416(a) under the Securities Act, this registration statement covers an undetermined number of shares of common stock of the registrant that may become issuable in connection with stock splits, stock dividends or similar transactions with respect to the shares registered hereunder.